Exhibit 99.1

Forex International Trading Corp. Reports Monthly Metrics of Triple 8 Limited

NEW YORK, Jun 06, 2011 (BUSINESS WIRE) -- Forex International Trading Corp. (the "Company") (OTCBB:FXIT), today highlighted the significant accomplishments achieved by Triple 8 Limited ("Triple"), which is approximately 50% owned by the Company, its May 2011 performance include:

May 2011

Triple 8 Ltd - May 2011	Month over Month	Year over Year
	(Increase/Decrease)	(Increase/Decrease)

Trading Volume (1)	8%	68%
Trades per Month	21%	61%
Active Trading Accounts (2)	13%	163%

Retail customer trading volume (1) in May 2011 which was 8% higher than April 2011 and 68% higher than May 2010. On average, retail client trades per month in May 2011 was 21% higher than April 2011 and 61% higher than May 2010. Tradable accounts (2) as of May 31, 2011 were representing an increase of 13% from April 30, 2011 and an increase of 163% from May 31, 2010.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of Triple or the Company.

(1) Volume that Triple retail customers traded in period translated into US dollars.

(2) A Triple retail customer account that placed a trade.

FXIT CEO Darren Dunckel commented, "Our Triple 8 unit continues to execute their growth plan. May was very respectable and we continue to be on plan for the year. In addition, I am very optimistic about future growth based on record deposits and a record number of active traders in May for Triple 8."

About Forex International Trading Corp.

Headquartered in New York, NY, Forex International Trading Corp. operates an offshore advanced online trading platform for Forex markets to non U.S. residents. The Company focuses on providing individual and institutional investors with a platform for buying and selling currencies, precious metals and commodity futures. The company's platforms allow self-directed, broker-assisted, and managed accounts. Through the platforms, customers have access to over 20 currencies and bullion deliveries. The Foreign Currency Market ("Forex" or "FX") is created by the global exchange of currencies. According to the Bank for International Settlements, the average daily turnover, or, volume in the Global FX market in April 2010 was $4 Trillion compared to only $1.2 Trillion in 2001 (Wall Street Journal, Sept. 1, 2010). Historically, access to the FX market was only available to governments, commercial banks, corporations, and other large financial institutions. The Company is now capitalizing on the growth of online currency trading through its state of the art web-based trading platforms.

For more information, please visit: http://www.forex-international-trading.com.

Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations Contact

Paul DeRiso

Core Consulting Group

925-465-6088

paul@coreconsultingroup.com